Exhibit 99.1

News Release

RSP Permian, Inc. Announces Public Offering of Common Stock

Dallas, Texas — March 17, 2015 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced the commencement of an underwritten public offering of 5,000,000 shares of its common stock by the Company and 4,000,000 shares of its common stock by certain of the Company’s stockholders.  The Company and the selling stockholders have granted the underwriter a 30-day option to purchase up to an additional 750,000 and 600,000 shares of the Company’s common stock, respectively.

The Company intends to use the net proceeds from this offering to repay all outstanding borrowings under its revolving credit facility and the balance for general corporate purposes, which may include funding its drilling and development program and future acquisitions.  The Company will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Barclays is acting as the sole underwriter for the offering.

The offering is made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) earlier today. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717, by calling toll-free (888) 603-5847 or by email at barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector and Glasscock. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Report on Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.